CERTIFICATE OF TRUST
                                       OF

                                    BBH TRUST

                           a Delaware Statutory Trust


          This Certificate of Trust of BBH TRUST (the "Trust") is being duly executed and filed, in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (the "Act"), Del. Code Ann. tit. 12, ss.ss.3801-3819.

                  1. NAME. The name of the statutory trust formed hereby is BBH Trust.

                  2. REGISTERED OFFICE AND REGISTERED AGENT. The Trust will become, prior to the issuance of shares of beneficial interest, a registered management investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with Section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

                           (a) REGISTERED OFFICE. The registered office of the
                  Trust in Delaware is c/o Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

                           (b) REGISTERED AGENT. The registered agent for
                  service of process on the Trust in Delaware is c/o Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

                  3. LIMITATION OF LIABILITY. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

                  IN WITNESS WHEREOF, the Trustees named below do hereby execute this Certificate of Trust as of the 28th day of October, 2005.




/s/ Charles L. Davis Jr.
Charles L. Davis, Jr.